DIVIDEND WAIVER AGREEMENT
BY AND BETWEEN
UPLAND SOFTWARE, INC.,
AND
ULYSSES AGGREGATOR, LP
Dated as of November 9, 2026

TABLE OF CONTENTS
Page
Section 1.1    Defined Terms    2
Section 1.2    Interpretation    2
ARTICLE II WAIVER OF REGULAR DIVIDENDS    2
Section 2.1    Waiver    2
Section 2.2    Effect of Waiver    3
Section 2.3    Make-Whole Amount    3
Section 2.4    No Cash Dividend Obligation    4
Section 2.5    Rights Not Waived    4
ARTICLE III REVOCATION; REINSTATEMENT    4
Section 3.1    Revocation Right    4
Section 3.2    Reinstatement Date    4
Section 3.3    Effect of Revocation    4
Section 3.4    Withdrawal of Revocation Notice    5
ARTICLE IV BINDING EFFECT; TRANSFERS    5
Section 4.1    Binding on All Shares    5
Section 4.2    Transfers    5
Section 4.3    Notation; Transfer Agent    5
ARTICLE V REPRESENTATION OF THE INVESTOR    5
Section 5.1    Ownership of Series A Preferred Stock    5
ARTICLE VI CERTAIN COVENANTS AND ACKNOWLEDGMENTS    6
Section 6.1    Calculations and Records    6
Section 6.2    Tax Treatment    6
Section 6.3    Disclosure    6
Section 6.4    Lenders    6
Section 6.5    Further Assurances    6
ARTICLE VII MISCELLANEOUS    6
Section 7.1    Effect on Certificate of Designation    6
Section 7.2    Entire Agreement    7
Section 7.3    Amendments and Waivers    7
Section 7.4    Successors and Assigns    7
Section 7.5    No Third-Party Beneficiaries    7
Section 7.6    Notices    7
Section 7.7    Governing Law    8
Section 7.8    Jurisdiction    8
Section 7.9    Waiver of Jury Trial    8
Section 7.10    Specific Performance    8
i

Section 7.11    Severability    9
Section 7.12    Expenses    9
Section 7.13    Non-Recourse    9
Section 7.14    Counterparts    9
Section 7.15    Headings; Absence of Presumption    9

EXHIBITS
Exhibit A    Form of Revocation Notice
ii

DIVIDEND WAIVER AGREEMENT
This DIVIDEND WAIVER AGREEMENT dated as of November 9, 2026 (this “Agreement”) is by and between Upland Software, Inc., a Delaware corporation (the “Company”), and Ulysses Aggregator, LP, a Delaware limited partnership (the “Investor”).
WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of July 14, 2022, by and between the Company and the Investor (as amended from time to time, the “Purchase Agreement”), the Company issued and sold to the Investor 115,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), having the powers, preferences and rights set forth in the Certificate of Designation of Series A Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on August 23, 2022 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Certificate of Designation”);
WHEREAS, Section 6(a) of the Certificate of Designation provides that the Series A Preferred Stock accumulates cumulative Regular Dividends at the Regular Dividend Rate on the Liquidation Preference thereof, regardless of whether declared or whether assets are legally available for their payment, and that any Regular Dividend (or portion thereof) not paid in cash is added to the Liquidation Preference of each share of Series A Preferred Stock as a Liquidation Preference Dividend on the related Regular Dividend Payment Date;
WHEREAS, Section 18 of the Certificate of Designation provides that the powers, preferences and relative, participating, optional, special or other rights, and the qualifications, limitations or restrictions, of the Series A Preferred Stock may be waived as to all shares of Series A Preferred Stock in any instance, without the necessity of calling, noticing or holding a meeting of stockholders, by the written consent or agreement of the Majority Holders, consenting or agreeing separately as a single class;
WHEREAS, as of the date hereof, the Investor is the record and beneficial owner of 115,000 shares of Series A Preferred Stock, constituting all of the issued and outstanding shares of Series A Preferred Stock, and the Investor accordingly constitutes the Majority Holders; and
WHEREAS, the Investor desires, in support of the Company and its stockholders, to waive, for an indefinite period and subject to the Investor’s right of prospective revocation as set forth herein, the accumulation and accrual of Regular Dividends on the Series A Preferred Stock, and the Company desires to accept such waiver, in each case on the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1    Defined Terms. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Certificate of Designation. As used in this Agreement, the following terms have the following meanings:
(a)“Board” means the board of directors of the Company or a duly authorized committee thereof.
(b)“Credit Agreement” means that certain Credit Agreement, dated as of July 25, 2025, by and among the Company, as borrower, the lenders party thereto from time to time and Sound Point Agency LLC, as administrative agent, as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.
(c)“Execution Date” means the date of this Agreement set forth in the preamble hereto.
(d)“Reinstatement Date” has the meaning set forth in Section 3.2.
(e)“Revocation Notice” has the meaning set forth in Section 3.1.
(f)“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, whether voluntary, involuntary or by operation of law.
(g)“Waived Dividends” means all Regular Dividends (and any portion thereof) that, but for this Agreement, would have accumulated, accrued, been added to the Liquidation Preference or otherwise become payable on any share of Series A Preferred Stock in respect of any day during the Waiver Period.
(h)“Waiver Effective Date” means October 1, 2026.
(i)“Waiver Period” means the period from and including the Waiver Effective Date to, but excluding, the Reinstatement Date (or, if no Reinstatement Date occurs, for so long as any shares of Series A Preferred Stock remain outstanding).
Section 1.2    Interpretation. The rules of construction set forth in Section 3 of the Certificate of Designation apply to this Agreement, mutatis mutandis. References to Sections of the Certificate of Designation are to the Certificate of Designation as in effect on the Execution Date.
ARTICLE II
WAIVER OF REGULAR DIVIDENDS
Section 2.1    Waiver. Pursuant to Section 18 of the Certificate of Designation and, to the extent applicable, Section 10(c)(i)(1) of the Certificate of Designation, the Investor,

both in its own right as a Holder and in its capacity as the Majority Holders consenting and agreeing separately as a single class, hereby waives, as to all shares of Series A Preferred Stock outstanding from time to time and effective as of the Waiver Effective Date, subject only to Article III:
(a)the accumulation and accrual of all Regular Dividends under Section 6(a) of the Certificate of Designation in respect of each day during the Waiver Period;
(b)any right to receive, and any obligation of the Company to declare, pay or set apart for payment, any Regular Dividend in respect of any day during the Waiver Period, whether in cash, as a Liquidation Preference Dividend or otherwise; and
(c)any increase to the Liquidation Preference of any share of Series A Preferred Stock attributable to any Regular Dividend in respect of any day during the Waiver Period.
Section 2.2    Effect of Waiver. Without limiting Section 2.1:
(a)no Liquidation Preference Dividend shall be added to the Liquidation Preference on any Regular Dividend Payment Date occurring during the Waiver Period or, to the extent attributable to any day during the Waiver Period, on any Regular Dividend Payment Date occurring after the Waiver Period;
(b)the Waived Dividends are permanently waived and forgiven, shall not be reinstated or become payable at any time (including upon any revocation pursuant to Article III), and shall not constitute “accumulated and unpaid dividends,” “accrued and unpaid dividends” or any similar amount for any purpose of the Certificate of Designation, including for purposes of (i) the definition of “Liquidation Preference,” (ii) Section 7 (Rights Upon Liquidation, Dissolution or Winding Up) of the Certificate of Designation, (iii) the Redemption Price under Section 8(d) of the Certificate of Designation, (iv) the Fundamental Change Repurchase Price under Section 9 of the Certificate of Designation and (v) the Conversion Consideration under Section 11(c)(i) of the Certificate of Designation; and
(c)nothing in this Agreement shall reduce or otherwise affect any Liquidation Preference Dividend added to the Liquidation Preference prior to the Waiver Effective Date, and the Liquidation Preference of each share of Series A Preferred Stock as in effect immediately prior to the Waiver Effective Date shall remain in effect, subject to adjustment only as expressly provided in the Certificate of Designation (other than in respect of Regular Dividends for any day during the Waiver Period).
Section 2.3    Make-Whole Amount. Notwithstanding anything to the contrary in this Agreement, for purposes of calculating the Make-Whole Amount in connection with any Fundamental Change Repurchase Date occurring prior to the First Call Date, the remaining Regular Dividends referred to in clause (a)(i) of the definition of “Make-Whole Amount” shall be calculated as if the Waiver Period had ended immediately prior to such Fundamental Change Repurchase Date, and nothing in this Agreement shall reduce the Make-Whole Amount in respect of the period from such Fundamental Change Repurchase Date to the First Call Date; provided that such Regular Dividends shall be calculated on the Liquidation Preference as in effect at the Close of Business on such Fundamental Change Repurchase Date after giving effect to Section 2.2, and no Waived Dividends shall be included in, or otherwise increase, the Make-Whole Amount or the Fundamental Change Repurchase Price.
Section 2.4    No Cash Dividend Obligation. For the avoidance of doubt, because no Regular Dividends shall accumulate or accrue in respect of any day during the Waiver Period, no Regular Dividend shall be required to be paid in cash in respect of any such day, including for purposes of Section 6(b) of the Certificate of Designation; provided that nothing in this Section 2.4 shall permit the Company or any of its Subsidiaries to incur, assume or otherwise become liable for any indebtedness for borrowed money that would not permit, from and after any Reinstatement Date, the payment in cash of any Regular Dividends required to be paid in cash under the Certificate of Designation.
Section 2.5    Rights Not Waived. Except as expressly set forth in this Article II, nothing in this Agreement waives, limits or otherwise affects any right of any Holder under the Certificate of Designation, including with respect to Participating Dividends under Section 6(c), conversion rights under Section 11, voting and consent rights under Section 10, in each case of the Certificate of Designation, or the Investor’s rights under the Purchase Agreement or the Registration Rights Agreement (as defined in the Purchase Agreement).
ARTICLE III
REVOCATION; REINSTATEMENT
Section 3.1    Revocation Right. The Majority Holders may revoke the waiver set forth in Article II, in whole but not in part, at any time by delivering to the Company a written notice, executed by the Majority Holders, that expressly references this Agreement and states that it constitutes a “Revocation Notice” under this Agreement, substantially in the form attached hereto as Exhibit A (a “Revocation Notice”). Whether any Holder or Holders constitute the Majority Holders for purposes of this Agreement shall be determined by reference to the Register as of the date on which the applicable notice is delivered to the Company.
Section 3.2    Reinstatement Date. A Revocation Notice shall become effective solely on a prospective basis on the first day of the first Regular Dividend Period that begins at least 30 calendar days after the date on which the Company receives such Revocation Notice in accordance with Section 7.6 (such date, the “Reinstatement Date”). For illustrative purposes only, if the Reinstatement Date is December 31, 2027, Regular Dividends shall accumulate and accrue for the entire Regular Dividend Period commencing on December 31, 2027, and the related Liquidation Preference Dividend (if not paid in cash) shall be added to the Liquidation Preference on March 31, 2028.
Section 3.3    Effect of Revocation. From and after the Reinstatement Date, Regular Dividends shall again accumulate and accrue in accordance with Section 6(a) of the Certificate of Designation, at the Regular Dividend Rate then in effect, on the Liquidation

Preference as in effect immediately prior to the Reinstatement Date (which, for the avoidance of doubt, shall not include any Waived Dividends). No revocation shall have any retroactive effect, and no Waived Dividends shall be reinstated, recaptured, “caught up” or otherwise become payable as a result of any revocation or otherwise.
Section 3.4    Withdrawal of Revocation Notice. A Revocation Notice may be withdrawn by the Majority Holders at any time prior to the Reinstatement Date by written notice to the Company. Upon such withdrawal, the waiver set forth in Article II shall continue in full force and effect as though such Revocation Notice had not been delivered.
ARTICLE IV
BINDING EFFECT; TRANSFERS
Section 4.1    Binding on All Shares. The parties acknowledge and agree that the waiver set forth in Article II is given by the Majority Holders pursuant to Section 18 of the Certificate of Designation as to all shares of Series A Preferred Stock and, accordingly, is binding upon each current and future Holder of Series A Preferred Stock and each of their respective successors, assigns and transferees, regardless of whether any such Person executes this Agreement or a joinder hereto.
Section 4.2    Transfers. The Investor shall cause any transferee of shares of Series A Preferred Stock (other than a pledgee or secured party in connection with a bona fide pledge permitted by the Purchase Agreement, until such pledgee or secured party or its designee becomes the record holder of such shares) to acknowledge in writing to the Company, prior to or concurrently with such Transfer, that such shares are subject to this Agreement; provided that the failure of any transferee to deliver such acknowledgment shall not limit the effectiveness of Section 4.1.
Section 4.3    Notation; Transfer Agent. The Company may, pursuant to Section 4(n) of the Certificate of Designation or otherwise, cause an appropriate notation of this Agreement to be made on the Register and on any Certificate (including any Electronic Certificate) evidencing shares of Series A Preferred Stock, and may deliver a copy of this Agreement to the Transfer Agent and any Paying Agent with instructions consistent herewith. The Investor shall reasonably cooperate with the Company in connection with the foregoing.
ARTICLE V
REPRESENTATION OF THE INVESTOR
Section 5.1    Ownership of Series A Preferred Stock. The Investor represents to the Company, as of the Execution Date, that the Investor is the sole record and beneficial owner of 115,000 shares of Series A Preferred Stock, which constitute all of the issued and outstanding shares of Series A Preferred Stock, and that such shares are not subject to any pledge, lien or other encumbrance, or to any voting agreement, proxy or other arrangement, that would require the consent of, or notice to, any other Person in connection with this Agreement.

ARTICLE VI
CERTAIN COVENANTS AND ACKNOWLEDGMENTS
Section 6.1    Calculations and Records. The Company shall reflect this Agreement in the calculations and records maintained pursuant to Section 15(a) and Section 17 of the Certificate of Designation and shall, upon the written request of any Holder, provide a schedule of the Liquidation Preference per share as of the Waiver Effective Date and as of the date of such request.
Section 6.2    Tax Treatment. The parties intend that the waiver set forth in this Agreement shall not result in any actual or deemed distribution with respect to the Series A Preferred Stock for U.S. federal income tax purposes (including under Section 305 of the Internal Revenue Code of 1986, as amended), consistent with Section 4.6(b) and Section 4.6(c) of the Purchase Agreement. No party shall take any position inconsistent with the foregoing on any tax return or in any tax proceeding unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.
Section 6.3    Disclosure. The Investor acknowledges and agrees that the Company may describe this Agreement in, and file this Agreement as an exhibit to, any report or other document that the Company files with or furnishes to the SEC (including any Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K), and may otherwise disclose this Agreement as required by applicable law or the rules of any national securities exchange. The Investor shall be solely responsible for any filings it is required to make under the Exchange Act (including any amendment to its Schedule 13D) as a result of this Agreement. The Company shall provide the Investor and its counsel a reasonable opportunity to review and comment on any press release or Current Report on Form 8-K describing this Agreement prior to its issuance or filing, shall consider in good faith any comments timely provided, and shall reasonably coordinate the timing of such disclosure with any related filing by the Investor.
Section 6.4    Lenders. The Investor acknowledges that the Company may deliver a copy of this Agreement to the administrative agent and the lenders under the Credit Agreement. The parties acknowledge and agree that this Agreement constitutes a waiver under the Certificate of Designation and does not amend, restate, waive or otherwise modify the Purchase Agreement.
Section 6.5    Further Assurances. Each party shall execute and deliver such further instruments and take such further actions as the other party may reasonably request to carry out the intent and purposes of this Agreement.

ARTICLE VII
MISCELLANEOUS
Section 7.1    Effect on Certificate of Designation. This Agreement constitutes a waiver by the Majority Holders pursuant to, and in the manner clearly and expressly set forth in, Section 18 of the Certificate of Designation, and the operation of the Certificate of Designation as contemplated hereby is dependent upon facts ascertainable outside the Certificate of Designation within the meaning of Section 151(a) of the General Corporation Law of the State of Delaware, consisting of the execution and delivery of this Agreement and of any Revocation Notice. This Agreement does not amend the Certificate of Incorporation or the Certificate of Designation and does not require any action under Section 242 of the General Corporation Law of the State of Delaware or any filing with the Secretary of State of the State of Delaware. If, notwithstanding the foregoing, any court of competent jurisdiction determines that any provision of Article II is not effective under Section 18 of the Certificate of Designation as to all shares of Series A Preferred Stock, then such provision shall nonetheless bind the Investor and its Affiliates, as a contractual waiver and agreement in their own right as Holders, with respect to all shares of Series A Preferred Stock held by any of them from time to time.
Section 7.2    Entire Agreement. This Agreement (including Exhibit A) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings, oral or written, with respect thereto.
Section 7.3    Amendments and Waivers. This Agreement may be amended, modified or waived only by an instrument in writing signed by the Company and the Majority Holders, and any such amendment, modification or waiver shall be binding on all Holders.
Section 7.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including, in the case of the Investor, each transferee of shares of Series A Preferred Stock. The Investor may not assign its rights under this Agreement except in connection with a Transfer of shares of Series A Preferred Stock made in compliance with Section 4.2.
Section 7.5    No Third-Party Beneficiaries. Except as provided in Section 4.1 and Section 7.4, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 7.6    Notices. All notices and other communications under this Agreement shall be in writing and shall be given in the manner set forth in Section 8.5 of the Purchase Agreement, addressed as set forth below (or to such other address as a party may designate by like notice):
If to the Company, to:

Upland Software, Inc.

900 S. Capital of Texas Highway
Suite 300
Austin, TX 78746
Attention:    Sean Nathaniel, Chief Executive Officer
Email:    snathaniel@uplandsoftware.com

with a copy (which shall not constitute notice) to:

A&O Shearman
300 W. 6th Street, 22nd Floor
Austin, TX 78701
Attention:    Steven M. Tyndall
Email:    steve.tyndall@aoshearman.com

If to the Investor, to:

Ulysses Aggregator, LP
c/o HGGC, LLC
1950 University Avenue, Suite 350
Palo Alto, CA 94303
Attention:    David Chung
Email:    dchung@hggc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Marshall Shaffer, P.C.; Jennifer Wu, P.C.
Email:    marshall.shaffer@kirkland.com;     jennifer.wu@kirkland.com

Section 7.7    Governing Law. This Agreement, and all claims or causes of action arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any other jurisdiction.
Section 7.8    Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if and only if such court declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts. Each party irrevocably waives, to the fullest extent permitted by law, any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any such action or proceeding in such courts.
Section 7.9    Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 7.10    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its terms, without proof of actual damages or the posting of any bond, in addition to any other remedy to which it is entitled at law or in equity.
Section 7.11    Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting the remaining provisions hereof.
Section 7.12    Expenses. Each party shall bear its own fees, costs and expenses (including attorneys’ fees) incurred in connection with the negotiation, execution and delivery of this Agreement.
Section 7.13    Non-Recourse. This Agreement may be enforced only against, and any claim arising out of or relating to this Agreement may be brought only against, the entities expressly named as parties hereto, and no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any party shall have any liability for any obligations or liabilities of such party under this Agreement.
Section 7.14    Counterparts. This Agreement may be executed in one or more counterparts (including by .pdf, DocuSign or other electronic signature), all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other party.
Section 7.15    Headings; Absence of Presumption. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. Each party has participated in the drafting of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship.
(Signature page follows)

The parties have caused this Dividend Waiver Agreement to be executed as of the date first written above.
UPLAND SOFTWARE, INC.
By:    /s/ Sean Nathaniel
Name:    Sean Nathaniel
Title:    Chief Executive Officer

ULYSSES AGGREGATOR, LP
By:    Ulysses Aggregator GP, LLC, its General Partner

By:    /s/ David Chung
Name:    David Chung
Title:    President
Signature Page to Dividend Waiver Agreement

EXHIBIT A
FORM OF REVOCATION NOTICE
[Date]
Upland Software, Inc.
900 S. Capital of Texas Highway, Suite 300, Austin, TX 78746
Attention: Sean Nathaniel, Chief Executive Officer
Re:    Revocation Notice under Dividend Waiver Agreement
Ladies and Gentlemen:
Reference is made to the Dividend Waiver Agreement, dated as of November [__], 2026 (the “Waiver Agreement”), by and between Upland Software, Inc. (the “Company”) and Ulysses Aggregator, LP. Capitalized terms used but not defined herein have the meanings given to them in the Waiver Agreement.
The undersigned, constituting the Majority Holders, hereby deliver this Revocation Notice pursuant to Section 3.1 of the Waiver Agreement and revoke the waiver set forth in Article II of the Waiver Agreement, effective as of the Reinstatement Date determined in accordance with Section 3.2 of the Waiver Agreement. The undersigned acknowledge that, in accordance with Section 3.3 of the Waiver Agreement, such revocation is prospective only and no Waived Dividends shall be reinstated or become payable.
[HOLDER(S)]
By:    ___________________________
Name:
Title:
Shares held: [______]
Exhibit A